SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §14a-11 or §240.14a-12.

PATH 1 NETWORK TECHNOLOGIES INC.

(Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

6.	Amount previously paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date filed:

PATH 1 NETWORK TECHNOLOGIES INC.

PROXY STATEMENT

WRITTEN CONSENT SOLICITATION OF STOCKHOLDERS

May 12, 2005

These proxy statement materials and the enclosed consent are being mailed in connection with the solicitation of written consents (the “Consents”) by the Board of Directors of Path 1 Network Technologies Inc., a Delaware corporation (“we,” “us,” or the “Company”). These materials will be sent to stockholders of record beginning on approximately May 13, 2005.

The mailing address of our principal executive office is 6215 Ferris Square, Suite 140, San Diego, California 92121.

Consents are to be submitted by no later than June 10, 2005 to us c/o Registrar & Transfer Company, 10 Commerce Drive, Cranford, NJ 07016.

VOTING RIGHTS AND SOLICITATION

Any stockholder executing a Consent has the power to revoke it at any time before June 10, 2005 (or, if earlier, the date on which at least the minimum number of shares have consented in order to approve the proposal) by delivering written notice of such revocation to the Secretary of the Company. The cost of soliciting Consents will be paid by us and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. Solicitation will be made primarily through the use of the mail but also personally or by telephone. Our regular employees may also, without additional remuneration, solicit Consents personally or by telephone.

The record date for determining those stockholders who are entitled to give Consents has been fixed as May 9, 2005 (the “Record Date”). At the close of business on the Record Date, we had 6,861,606 issued and outstanding shares of common stock, out of 40,000,000 shares of authorized common stock, and 864,229 issued and outstanding shares of 7% Convertible Preferred Stock, out of 865,000 shares of authorized 7% Convertible Preferred Stock and 10,000,000 shares of authorized preferred stock. Each share of common stock or 7% Convertible Preferred Stock outstanding as of the close of business on the Record Date is entitled to one vote on the proposal described in this proxy statement (the “Proposal”).

PROPOSAL

APPROVAL OF THE ISSUANCE OF 7% CONVERTIBLE PREFERRED STOCK, SERIES B 7% CONVERTIBLE PREFERRED STOCK AND WARRANTS OVERLYING COMMON STOCK REPRESENTING MORE THAN 20% OF OUR CURRENTLY OUTSTANDING COMMON STOCK; APPROVAL OF PARTICIPATION BY CERTAIN DIRECTORS AND OFFICERS; AND APPROVAL OF AN AMENDMENT TO THE ANTIDILUTION PROVISION AND SOME OTHER PROVISIONS OF THE 7% CONVERTIBLE PREFERRED STOCK

Background

We are engaged in a private placement of 7% Convertible Preferred Stock, Series B 7% Convertible Preferred Stock and common stock warrants to accredited investors. The purpose of this Proposal is to obtain stockholder approval for the total contemplated financing (the “Private Placement”) and to facilitate the portion of the Private Placement that has not already closed.

Private Placement

The Private Placement is to be consummated in two rounds, with the first round having been consummated in closings held on January 27, 2005 and February 18, 2005 (together, the “Series A Closing”), and the closing of the second round to occur 3 business days after the date of approval by our stockholders of this Proposal (the “Series B Closing”). Our placement agent Silverwood Partners LLC is entitled to receive substantial fees, including common stock Placement Agent Warrants, in connection with the Private Placement. See “Expenses; Placement Agent and Lead Investor” below.

Under the terms of the Private Placement, we are selling units (the “Units”), each Unit sold in the Series A Closing consisting of one share of a newly created series of our preferred stock designated as 7% Convertible Preferred Stock (the “Series A Preferred”), and 0.5 common stock purchase warrants to purchase a share of our common stock (the “Common Stock”), and each Unit to be sold in the Series B Closing consisting of one share of a newly created series of our preferred stock designated as Series B 7% Convertible Preferred Stock (the “Series B Preferred”) and 0.5 Common Stock purchase warrants. Each Warrant has a per share exercise price of $3.25 per whole share, and has a 5-year term. (As described below, the original exercise price per share of the Warrants issued in the Series A Closing was $4.20.)

In order to participate in the Private Placement, each investor was required to enter into a Securities Purchase Agreement with us. One Securities Purchase Agreement, dated January 26, 2005, related to the Series A Closing; the other, dated April 26, 2005, related to the Series B Closing. The two Securities Purchase Agreements had substantially similar terms and conditions.

The consideration paid and to be paid by the purchasers for each Unit is $3.25.

In the Series A Closing, we sold 864,229 Units. Thus, we have already raised $2,808,750 in the Private Placement before commissions and expenses.

Investors have committed, in the second Securities Purchase Agreement, to buy an additional 792,306 Units at the Series B Closing for $2,575,000, before commissions and expenses. The Series B Closing will occur if and only if the stockholders approve the Proposal. (The Series B Closing is also subject to other customary closing conditions.)

In addition, our placement agent’s designees received 43,212 Placement Agent Warrants in respect of the Series A Closing, and would receive 39,616 Placement Agent Warrants in respect of the Series B Closing.

The terms of the Series A Preferred and Warrants issued to investors in the Series A Closing included antidilution protection; under these terms, the Series B Closing would result in antidilution adjustments in favor

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of the Series A Closing investors with regard to their Series A Preferred and Warrants. As part of this Proposal, those investors (acting by a majority in interest) must agree to amend their antidilution protections so that the Series B Closing and the Placement Agent Warrants will not trigger the antidilution protections. In order to induce such investors’ agreement, the Company will, at the Series B Closing, reduce the exercise price of the Series A Investors’ 432,115 Warrants from $4.20 per share (where the Warrants’ exercise price had originally been set) to $3.25 per share.

As a result of such amendment of the antidilution protections and such reduction of the Series A Warrants’ exercise price, the Series A Preferred sold in the Series A Closing and the Series B Preferred to be sold in the Series B Closing will be fundamentally the same (even as to conversion price, which shall be $3.25 pending any future antidilution adjustment) and the Warrants sold in the Series A Closing and the Series B Closing will be fundamentally the same (with a $3.25 per share exercise price, subject to any future antidilution adjustment).

However, the conversion price of the Series B Preferred will be specially reduced if, on the later of the Series B Closing Date or the day the Securities and Exchange Commission first declares effective the first resale registration statement for the Common Stock underlying the Series B Preferred, the (later day’s) 10-day trailing volume weighted average price of our Common Stock is less than $4.00 per share. In that event, the Series B Preferred’s conversion price would be reduced to 80% of such (later day’s) 10-day trailing volume weighted average price (the “Special Re-Set”). In fact, we expect the resale registration statement will be declared effective on May 13, 2005, and that on that day the 10-day trailing volume weighted average price will be over $4.00 per share. Therefore, the Special Re-Set would occur if and only if the 10-day trailing volume weighted average price of our Common Stock on the Series B Closing Date is less than $4.00 per share.

In addition, included in the Series A Preferred antidilution adjustment provisions amendment which is part of this Proposal is a new provision that, if the conversion price of the Series B Preferred is reduced by virtue of the Special Re-Set, the same reduction will occur in the conversion price of the Series A Preferred. For example, if the conversion price of the Series B Preferred is reduced to $2.88 because of the Special Re-Set, the conversion price of the Series A Preferred would also be reduced to $2.88.

AMEX Approval Requirement

The Common Stock is currently listed on the American Stock Exchange (“AMEX”). AMEX’s rules governing issuers whose shares are listed on the AMEX require stockholder approval of certain private placements of securities.

Specifically, Section 713 of the AMEX Company Guide requires that the issuer of stock in a non-public offering secure stockholder approval of the issuance of securities in any transaction involving the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the presently outstanding common stock for less than the greater of book or market value of the common stock.

The Common Stock underlying the Units sold in the Series A Closing represents an amount just short of the 20% threshold. However, if the conversion price of the Series A Preferred was ever reduced (by virtue of its original price-based antidilution provisions, the Special Re-Set or our unilateral power to reduce the conversion price), the Common Stock underlying the Units sold in the Series A Closing would increase to an amount above the 20% threshold—perhaps substantially above. The same would be true if the exercise price of the Series A Closing warrants was ever reduced, by virtue of their original price-based antidilution provisions.

Assuming the sale of Units in the Series B Closing as well, the total number of shares of Common Stock potentially issuable by us by virtue of the Private Placement would in all events be well in excess of the 20% threshold. Even assuming no future antidilution adjustments in the conversion prices of either the Series A or Series B Preferred or in the exercise prices of any warrants, no Special Re-Set, and no unilateral conversion price or exercise price reductions, the Common Stock underlying all of the Units in the Private Placement would represent approximately 36% of the common stock which was outstanding as of immediately before the Series A Closing. And, this percentage would increase, perhaps substantially, if there were ever any price-based antidilution adjustments, any Special Re-Set or any unilateral conversion price or exercise price reductions.

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And, the Units were and are priced at less than the current market value of our common stock.

Therefore, our stockholders must vote in favor of this Proposal to approve the entire Private Placement or else we cannot proceed, without violating Section 713, to sell Units in the Series B Closing of the Private Placement on the terms described in this Proposal.

Such stockholder approval will also be considered to constitute stockholder approval of any future adjustments of the Series A Preferred or associated warrants which would increase the number of shares of common stock underlying the Units sold in the Series A Closing, standing alone, to above the 20% threshold. No further stockholder approval would be required in the future.

In addition, the Series A Preferred votes with Common Stock on an as-if-converted-to-Common Stock basis. Because the issuance price of the Series A Preferred was below the then fair market value of our Common Stock, it would appear (if one accepted that “natural” voting power was one vote for each common-stock-fair-market-value amount invested) that the Series A Preferred received more than its “natural” voting power and that as a result the proportional voting power of the outstanding Common Stock was thereby unfairly reduced. If the conversion price of the Series A Preferred were ever reduced in the future, this voting power effect would become even more pronounced. Moreover, the effect will be continued if and when the Series A Preferred shares are converted into Common Stock. Although the Series B Preferred would not vote with Common Stock on an as-if-converted basis, the same kind of voting power effect would apply if and when the Series B Preferred shares are converted into Common Stock. Although we would disagree with such an interpretation, AMEX Company Guide Section 122, which prohibits companies from disparately reducing or restricting the voting rights of existing stockholders through any corporate action or issuance, might be construed to be inconsistent with this effect of the Private Placement. Accordingly, we have agreed to present this interpretation to our stockholders for them to assess as part of their consideration of the Proposal. The AMEX has advised us that it will not object to the Private Placement at this time on that basis, but that it reserves the right to do so in the future if antidilution or other adjustments increase the voting power of the Series A Preferred or Series B Preferred to a level which, in the judgment of the AMEX, is excessive.

Finally, AMEX Company Guide Section 711 can be interpreted to define the Private Placement, to the extent that our directors and officers participated in it (and three of them did, for an aggregate investment of $45,000), as an equity compensation arrangement for their benefit, which would require stockholder approval. Therefore, specific approval of their participation is a part of the Proposal. See “Purchase of Series A Preferred and Warrants as Executive Compensation” below for more details.

Unless and until we obtain the stockholder approval contemplated by this Proposal, we cannot complete the Private Placement, i.e., the Series B Closing.

Reasons for the Private Placement

We intend that the net proceeds of the Private Placement and, if any, the additional proceeds to be received upon exercise of Warrants will be used for general corporate purposes, including working capital, funding of anticipated operating losses, infrastructure development, expenses associated with marketing efforts and payment of corporate overhead. We could also use a portion of the net proceeds to invest in joint ventures or other collaborative arrangements, or to invest in or acquire products or services.

Our Board of Directors and management reviewed and considered numerous financing alternatives to the Private Placement. The Board of Directors has unanimously approved the Private Placement and has resolved that the Private Placement is in the best interests of us and our stockholders. In so doing, the Board considered a number of factors, including:

•	our inability to finance the execution of our 2005 growth plans in the event the Private Placement is not consummated;

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•	after an exhaustive search for capital, the unavailability of alternatives to the Private Placement that could be consummated on the necessary time schedule; and

•	the substantial increase in our working capital to be supplied by the proceeds from the Private Placement and the prospect that, as a result of the increase in working capital from the proceeds of the Private Placement, we will be able to expand our operations and hopefully improve our access to capital markets.

Summary of Terms of the Private Placement

Certificates of Designations

The rights, preferences and privileges of the Series A Preferred are set forth in a Certificate of Designations filed with the Delaware Secretary of State on January 27, 2005. The rights, preferences and privileges of the Series B Preferred will be set forth in a Certificate of Designations to be filed with the Delaware Secretary of State before the Series B Closing. Before completing the Series B Closing, we will also need to amend the Series A Certificate of Designations to amend the antidilution adjustment provisions applicable to the Series A Preferred so that no antidilution adjustment is triggered by our proposed issuance of the Units in the Series B Closing or by the issuance of the Placement Agent Warrants. The proposed amendment of the Series A Certificate of Designations would also provide that if the conversion price of the Series B Preferred is reduced by virtue of the Special Re-Set the same reduction will occur in the conversion price of the Series A Preferred. The proposed amendment would also, in some minor respects, conform the Series A Certificate of Designations toward the terms of the Series B Certificate of Designations.

Terms of the Series A Preferred

The rights, preferences and privileges of the Series A Preferred under the Series A Certificate of Designations are as follows:

•	Dividends. Dividends will accrue at a rate of 7% per annum on the Series A Preferred from the date of issuance. Accrued dividends are payable in cash or in shares of Common Stock semi-annually, beginning on July 27, 2005. The payment of any such dividends in shares of Common Stock is subject to the following conditions:

•	a resale registration statement must be effective on the dividend payment date and available for use by the holders of Series A Preferred; and

•	the number of shares to be issued in the dividend payment will be based on a 15% discount to the volume weighted average price of the Common Stock for the 10 consecutive trading days immediately preceding (but not including) the applicable dividend payment date.

•	Conversion. Each share of Series A Preferred is convertible at the option of the holder into shares of Common Stock at an initial conversion price of $3.25 per share of Common Stock, subject to customary antidilution adjustment upon certain events, including price-based antidilution adjustments upon certain future issuances by us of certain securities at an effective price less than the then current market price of the Common Stock. An amendment of the Series A Certificate of Designations which is part of the Proposal would specifically define the proposed issuance of shares of Series B Preferred and associated Warrants in the Series B Closing and the issuance of the Placement Agent Warrants as exceptions which shall not trigger an antidilution adjustment. However, the proposed amendment of the Series A Certificate of Designations would also provide that if the conversion price of the Series B Preferred is reduced by virtue of the Special Re-Set, the same reduction will occur in the conversion price of the Series A Preferred.

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Liquidation Preference. In the event of a liquidation of the Company, holders of shares of Series A Preferred will be entitled to a liquidation preference over holders of Common Stock in an amount equal

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to $3.25 per share of Series A Preferred, plus accumulated dividends. For purposes of the liquidation preference of the Series A Preferred, the following transactions will be deemed to be a liquidation:

•	Any merger or consolidation of the Company with or into another entity; or

•	The sale by the Company of all or substantially all of our business or operating assets.

•	Mandatory Redemption. We are required to redeem in cash all of the outstanding shares of Series A Preferred on January 27, 2009 at a redemption price of $3.25.

•	Optional Redemption. If at any time before January 27, 2009, the closing sale price of the Common Stock as quoted on the AMEX or the principal exchange on which the Common Stock is listed, or if not so listed then in the over-the-counter market as published in the Wall Street Journal, exceeds $9.04 for 10 consecutive trading days, we may, at our option, upon prior written notice to the holders of Series A Preferred, redeem in cash all of the outstanding shares of Series A Preferred at a redemption price of $3.25 per share; provided that a resale registration statement must be effective on the date of the redemption notice and available for use by the holders of Series A Preferred. The notice of redemption of the Series A Preferred must specify a redemption date not less than 30 nor more than 60 days after the date of mailing of the notice. Holders of Series A Preferred will have the right to convert their shares of Series A Preferred into Common Stock at any time before the specified redemption date.

•	Voting. Each share of Series A Preferred Stock votes together with Common Stock and is entitled to the same number of votes as the number of shares of Common Stock into which it is convertible at the time (currently, one share, and thus one vote).

•	Protective Provisions. The Series A Preferred has certain protective provisions, or veto rights. Among other things, unless we obtain the vote or written consent of at least 51% of the Series A Preferred, we cannot borrow money or issue debt securities other than in a strategic commercial transaction, in connection with an acquisition of another entity, or pursuant to an independent-directors-approved commercial borrowing transaction, secured lending transaction or lease financing transaction.

Terms of the Series B Preferred

The Series B Preferred’s rights, preferences and privileges will be fundamentally the same as the Series A Preferred’s, except for the possible Special Re-Set of the Series B Preferred’s conversion price (which would, in turn, also reduce the Series A Preferred’s conversion price) and except for the fact that the Series B Preferred does not vote together with the Common Stock and has no right to vote in the election of directors or on other general corporate matters.

Terms of the Warrants

The 432,115 Warrants issued in the Series A Closing currently have an initial exercise price of $4.20 per whole share of Common Stock; if this Proposal is approved by stockholders and the Series B Closing occurs, the exercise price of those Warrants will be reduced to $3.25 per share, and the number of shares of Common Stock issuable upon exercise of those Warrants will not thereby be increased. The Warrants issued in the Series B Closing will have an initial exercise price of $3.25 per share. All the Warrants are and will be exercisable for shares of Common Stock at any time on or before the earlier of (i) January 27, 2010, in the case of the Series A Round Warrants, and the fifth anniversary of the Series B Closing, in the case of the Series B Round Warrants, and (ii) the date of closing of an acquisition of the Company. The Warrants may be exercised, in whole or in part, for cash or by a cashless “net exercise” procedure. The Warrants contain antidilution adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, capital reorganizations, reclassifications, mergers or similar events affecting our capital stock. In addition, the Warrants contain price-based antidilution adjustment provisions in the event of certain future issuances of capital stock by us at an effective price lower than the fair market value of the Common Stock. (These provisions in the Series A Round Warrants will be amended so as to carve out the proposed issuance of securities in the Series B Closing, the possible Special Re-Set, and the issuance of the Placement Agent Warrants as a possible trigger.)

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If on any date after the effectiveness of the applicable Registration Statement, the closing price of the Common Stock, as quoted on the AMEX or the principal exchange on which the Common Stock is listed, or if not so listed then in the over-the-counter market as published in The Wall Street Journal, for 10 consecutive trading days equals at least $9.04 (subject to adjustment in the event of any subdivision, combination or reclassification affecting the Common Stock), we may, at our option, upon prior written notice to the holders of the Warrants, redeem the Warrants at a redemption price of $0.25 per share of Common Stock underlying each Warrant; provided that a resale registration statement must be effective and available for use by the holders of the Warrants at all times before the specified redemption date. The notice of redemption of the Warrants must specify a redemption date not less than 30 nor more than 60 days after the date of mailing of the notice. The holders of the Warrants shall have the right to exercise the Warrants until the date of redemption specified in the applicable notice.

Registration

We filed with the Securities and Exchange Commission a registration statement on Form S-3 covering the resale of the Common Stock issuable upon conversion of the Series A Preferred and upon exercise of the Warrants issued by us in the Series A Closing (the “Series A Registration Statement”). The Series A Registration Statement also covered the resale of the Common Stock issuable upon exercise of the Placement Agent Warrants issued by us in respect of the Series A Closing and the resale of Common Stock which we may issue in lieu of cash dividends on the Series A Preferred. The SEC declared the Series A Registration Statement effective on April 4, 2005. We also filed a registration statement on Form S-3 covering the resale of the Common Stock issuable upon conversion of the Series B Preferred and upon exercise of the Warrants to be issued in the Series B Closing (the “Series B Registration Statement,” and together with the Series A Registration Statement, the “Registration Statements”). The Series B Registration Statement would also cover the resale of the Common Stock issuable upon exercise of the Placement Agent Warrants to be issued by us in respect of the Series B Closing and the resale of Common Stock which we may issue in lieu of cash dividends on the Series B Preferred. We agreed to cause the Series B Registration Statement to be declared effective no later than June 25, 2005. In fact, we expect the SEC to declare the Series B Registration Statement effective on May 13, 2005. We have also agreed to use reasonable commercial efforts to cause each applicable Registration Statement to remain effective until February 18, 2007, in the case of the Series A Registration Statement, and until the second anniversary of the date of the Series B Closing, in the case of the Series B Registration Statement, subject to customary blackout periods.

The expenses associated with registration, other than the expenses of the purchasers’ counsel and selling expenses (including broker’s fees and commissions) will be borne by us. We have agreed to indemnify and hold harmless, to the extent permitted by law, the purchasers against any losses, claims, damages or liabilities, joint or several, to which such the purchasers may become subject, which arise out of or are based upon the registration or each applicable Registration Statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto, other than certain losses, claims, damages or liabilities attributable to the purchasers.

In addition, we have agreed to pay liquidated damages to the holders of the Series A Preferred, the related Warrants or the Common Stock issued upon conversion of the Series A Preferred or exercise of such Warrants if after the Series A Registration Statement has been declared effective, it ceases to be effective or is unavailable for use, or if we suspend the use of the prospectus forming a part of the Registration Statement (A) for more than 30 days during any 365-day period if the suspension is made by us as a result of a development that, in the good faith discretion of our board of directors, makes it appropriate to so suspend, or which renders us unable to comply with applicable rules and regulations of the SEC, or (B) for more than 60 days during any 365-day period for any reason. The liquidated damages will accrue at a rate of 2% of the aggregate purchase price paid by the purchaser for the Units for each 30-day period during which a registration default is continuing and will be payable in cash in arrears at the end of each month during which the registration default occurs and is continuing.

We have correspondingly agreed to pay such liquidated damages to the holders of the Series B Preferred, the related Warrants or the Common Stock issued upon conversion of the Series B Preferred or exercise of such

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Warrants if (i) the SEC does not declare the Series B Registration Statement effective by June 25, 2005, or (ii) after it has been declared effective, it ceases to be effective or is unavailable for use, etc., as set forth in the previous paragraph.

Expenses; Placement Agent and Lead Investors

Silverwood Partners LLC (the “Placement Agent”) is acting as our placement agent in the Private Placement. Pursuant to our engagement letter agreement with the Placement Agent, we agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds of the Private Placement. We further agreed to issue to the Placement Agent a number of common stock warrants (the “Placement Agent Warrants”) equal to 5% of the gross proceeds of the Private Placement, divided by $3.25. The Placement Agent Warrants have terms and provisions similar to those of the Warrants (including registration rights for the underlying Common Stock and including a $3.25 per share exercise price), except that the Placement Agent Warrants are exercisable for a term of 7 years.

Accordingly, we paid the Placement Agent approximately $200,000 and issued to its designees 43,212 Placement Agent Warrants, in connection with the Series A Closing. If this Proposal is approved by the stockholders and the Series B Closing occurs, we will pay the Placement Agent an additional sum of approximately $180,000 and issue to the Placement Agent or its designees an additional 39,616 Placement Agent Warrants.

We also paid Gryphon Master Fund, L.P., the lead investor in the Series A Closing, a flat fee of $30,000 to cover its expenses (including legal fees and expenses) incurred in connection with the Series A Closing. Gryphon and its affiliated fund, GSSF Master Fund, LP, purchased 461,538 Units for $1,500,000 at the Series A Closing.

We have agreed to pay Castle Creek Technology Partners LLC, the lead investor in the Series B Closing, $25,000 in connection with the Series B Closing. Of this, $15,000 has already been paid. Castle Creek Technology Partners LLC has agreed to purchase 492,307 Units for $1,600,000 at the Series B Closing.

Amendment of Series A Preferred’s and Warrants’ Antidilution Provisions and Some Other Provisions of the Series A Preferred Certificate of Designations

The Series A Certificate of Designations defines the conversion rights of the Series A Preferred. Initially each share of Series A Preferred is convertible into common stock at a $3.25 conversion price, i.e. a one for one conversion ratio. However, Section 7(g) of the Series A Certificate of Designations also provides that the conversion price is subject to adjustment upon various securities issuances or other capitalization changes. Such adjustments are referred to as antidilution adjustments, as they tend to protect the Series A Preferred holders from having the value or percentage size of their underlying common stock position unfairly diluted.

One event which triggers an antidilution adjustment is the issuance, in a transaction with an equity financing purpose, of new securities with a common-stock-equivalent price lower than the current market price of our common stock at the time of the contract for the new issuance (defined as the volume-weighted average price for the 10 trading days before the contract for the issuance).

Under this rule, the Series B Closing issuance of Units would trigger an antidilution adjustment for the benefit of the Series A Preferred shares which had been issued in the Series A Closing.

This outcome would be undesirable, because at each Closing equivalent Units were and will be sold at the same price. We and the Series B Closing investors believe the shares issued in the earlier Closing of what is, in essence, a single integrated Private Placement should not end up having a relatively more favorable conversion ratio.

Therefore, the Proposal would amend the Series A Certificate of Designations’ antidilution provisions to create a special rule that the Units issuable in the Series B Closing and the issuance of the Placement Agent Warrants (and the ultimate issuance of the common stock underlying the derivative securities) would in no event result in triggering any antidilution adjustment for any Series A Preferred shares.

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The Proposal would also amend the Series A Preferred’s Certificate of Designations to make one important exception to this general rule, by providing that if the conversion price of the Series B Preferred is reduced by virtue of the Special Re-Set, the same reduction will occur in the conversion price of the Series A Preferred.

The Proposal also includes amendment of some other, less significant provisions of the Series A Preferred’s Certificate of Designations to conform it more closely with the intended Series B Preferred Certificate of Designations. Even after such amendment, minor differences would still remain. Attached to this proxy statement, as Exhibit A, is a copy of the Series A Certificate of Designations with all of the Proposal’s proposed revisions, redlined to show changes from the original Series A Certificate of Designations.

Such an amendment requires not only the approval of the holders of a majority of our capital stock, but also the approval of the holders of a majority of the Series A Preferred. All of the Series A Preferred eligible to vote on this issue is currently held by the Series A Round investors. In order to induce them to surrender their rights in this manner, we have agreed that if this Proposal is approved (which requires, among other things, approval by a majority of the Series A Preferred) and the Series B Closing occurs, we will reduce the exercise price of each of the 432,115 Warrants issued in the Series A Closing from $4.20 to $3.25. The exercise price reduction will not change the number of shares of Common Stock issuable upon exercise of the Warrants.

The reduction of the Series A Closing Warrants’ exercise price from $4.20 to $3.25 is also conditioned on their respective holders agreeing to waive any antidilution adjustment of the Warrants’ exercise price that would otherwise have resulted from the Series B Closing, from any Special Re-Set, from the Placement Agent Warrants or from such $4.20-to-$3.25 exercise price reduction, and agreeing not to sell any of our securities until after the measurement date for the possible Special Re-Set. All such holders have so agreed.

Assuming that the antidilution provisions were not amended and we sold $2,575,000 of Units in the Series B Closing, and given that the current market price (that is, the 10-day trailing volume weighted average price) of our Common Stock was $5.32 on April 26, 2005, the day the Securities Purchase Agreement which contemplated the Series B Closing was signed, the respective pre-Proposal antidilution provisions would operate to reduce the conversion price of the 864,229 shares of Series A Preferred from $3.25 to $2.97 and reduce the exercise price of the 432,115 Series A Closing Warrants from $4.20 to $3.83. In fact, however, we would be unwilling to enter into a Securities Purchase Agreement and proceed with the Series B Closing if it would have such a dramatic anti-Company effect on outstanding securities’ conversion and exercise prices, and in addition the Series B Closing investors would be unwilling to enter into a Securities Purchase Agreement and proceed with the Series B Closing if as a result the Series A Closing investors’ securities would have better terms than the Series B Closing investors’ securities.

Purchase of Series A Preferred and Warrants as Executive Compensation

The AMEX staff has expressed the view that our directors’ and officers’ minor participation in the Series A Round, coupled with the fact that the Series A Closing securities were issued at less than the then fair market value of our common stock, constituted their participation as an “equity compensation arrangement,” which under the AMEX’s rules requires stockholder approval. Although we disagree with this interpretation, we are including as part of the Proposal a proposed ratification of their participation in the Series A Closing and a proposed approval of their participation in the reduction of the Series A Closing warrants’ exercise price from $4.20 to $3.25 and, if a Special Re-Set occurs, their participation in the corresponding reduction of the Series A Preferred’s conversion price.

The directors and officers participating in the Series A Round were:

Robert L. Packer—via a family trust (Director)	$25,000

John R. Zavoli (CEO, President and Chief Financial Officer and Director)	$10,000

Jeff C. Hale (Vice President of Sales)	$10,000

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Their participation was, in every regard, on the same terms and conditions as the other Series A Closing investors’. Their participation represented 1.6% of the Series A Closing financing.

None of our directors or officers will be participating in the Series B round.

If the Proposal is not approved, the three directors/officers have agreed to take whatever steps are necessary in order to ensure their purchase was in compliance with AMEX rules, including any necessary revisions to the purchase terms or the terms of the securities; or, failing that, to do whatever is required to remedy any remaining noncompliance.

Factors Affecting Current Stockholders

While the Board of Directors has unanimously approved the Private Placement and has resolved that the Private Placement is in the best interests of the Company and its stockholders, our stockholders should consider the following possible factors as well as other information contained in the Proxy Statement in evaluating this Proposal.

Effect of Actual or Potential Future Conversion Below Market Price. The Private Placement will substantially increase the number of shares of Common Stock that we may issue, and furthermore the Units are priced well below the current market price of the Common Stock. The potential or actual issuance of Common Stock upon the conversion of the Series A Preferred and Series B Preferred and upon the exercise of the Warrants could have a depressive effect on the market price of the Common Stock by increasing the amount of shares of Common Stock outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the Common Stock. In addition, antidilution adjustments or other adjustments could reduce the conversion prices of the Series A Preferred and Series B Preferred and the exercise prices of the Warrants, thereby increasing the number of underlying shares of Common Stock issuable—perhaps substantially.

Dilution. If all of the shares of Series A Preferred and Series B Preferred are fully converted and the Warrants are fully exercised, the number of shares of outstanding Common Stock would increase substantially and significantly dilute the ownership interests and proportionate voting power of the existing holders of Common Stock. Adjustments to the conversion prices of the Series A Preferred and Series B Preferred and/or the exercise prices of the Warrants would further dilute the ownership interests and voting power of existing stockholders.

Voting. The Series A Preferred votes with Common Stock on an as-if-converted-to-Common Stock basis. Because the issuance price of the Series A Preferred was below the then fair market value of our Common Stock, it would appear (if one accepted that “natural” voting power was one vote for each common-stock-fair-market-value amount invested) that the Series A Preferred received more than its “natural” voting power and that as a result the proportional voting power of the outstanding Common Stock was thereby unfairly reduced. If the conversion price of the Series A Preferred were ever reduced in the future, this voting power effect would become even more pronounced. Moreover, the effect will be continued if and when the Series A Preferred shares are converted into Common Stock. Although the Series B Preferred would not vote with Common Stock on an as-if-converted basis, the same kind of voting power effect would apply if and when the Series B Preferred shares are converted into Common Stock.

Senior Rights of Preferred Stock. The holders of Series A Preferred and Series B Preferred will have certain rights, preferences and privileges that are more favorable to, and/or different from, the rights of the holders of Common Stock. Specifically, dividends will accrue at the rate of 7% per annum on the shares of Series A Preferred and Series B Preferred and the holders of Series A Preferred and Series B Preferred will be entitled to a liquidation preference over the holders of Common Stock. In the event of a liquidation of the Company, holders of Series A Preferred and Series B Preferred would receive a distribution of the proceeds from the liquidation before any distribution to the holders of Common Stock. In addition, the shares of Series A Preferred and Series

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B Preferred are redeemable, while the Common Stock is not redeemable. The holders of Series A Preferred and Series B Preferred have certain protective provisions, or veto rights.

Certain Purchasers May Become Significant Stockholders. Certain of the purchasers may, upon purchase of Units, conversion of Series A or Series B Preferred and exercise of Warrants, become significant beneficial owners of our Common Stock (or increase already significant ownership positions) and, as such, will have significant voting power with respect to their shares. As a result, the purchasers may be able to affect the outcome of matters brought before the stockholders, including a vote for the election of directors, the approval of mergers and other business combination transactions. Such purchasers include Castle Creek Technology Partners LLC, Gryphon Master Fund, L.P., Robert R. Bears, Jr., Steven R. Simpson and Robert R. Bears, Sr.

Principal Effects of Approval or Non-Approval

If our stockholders approve this Proposal, we may issue shares of Series B Preferred and Warrants in the Private Placement (i.e. the Series B Closing) as described in this Proposal, and we may also issue shares of Common Stock upon the conversion of the Series B Preferred and the exercise of the Warrants issued in the Private Placement. We would also issue Placement Agent Warrants in connection with the Series B Closing.

Stockholder approval of the Proposal would also enable us to amend the Series A Preferred’s Certificate of Designations in order to amend its antidilution provisions in relation to the Series B financing and to make certain other changes to more closely conform it to the Series B Preferred’s Certificate of Designations.

If our stockholders do not approve this Proposal, the Series A Closing would be unaffected, and the shares of common stock underlying the Series A Closing’s derivative securities would remain issuable in accordance with their original terms, subject to possible further alterations if required by the AMEX to guarantee compliance with AMEX Company Guide Section 713. However, we would not consummate the Series B Closing. In that event, there would be a risk that we may not be able to raise sufficient capital to finance our 2005 growth plans and may have to reduce or cut back some or all of our operations, which would have a significant negative effect on us, our operations and our prospects.

In addition, if our stockholders do not approve this Proposal, Messrs. Zavoli and Hale and Mr. Packer’s trust’s purchase of Series A Closing derivative securities will be in violation of AMEX Company Guide Section 711, and they will have to take whatever steps are necessary in order to ensure their purchase was in compliance with AMEX rules, including any necessary revisions to the purchase terms or the terms of the securities; or, failing that, to do whatever is required to remedy any remaining noncompliance.

VOTE REQUIRED FOR APPROVAL OF PROPOSAL

The affirmative written consent of the holders of a majority of all the outstanding shares of stock as of the close of business on the Record Date, and also the affirmative written consent of the holders of a majority of the outstanding shares of Series A Preferred as of the close of business on the Record Date, and also the affirmative written consent of the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date (i.e., excluding the Series A Preferred from both the numerator and the denominator), are required to approve this Proposal. The requirement for the Common Stock majority supports the purposes of the AMEX’s stockholder approval requirement for matters involving the issuance of Units at the Series A Closing. Abstentions (including failures to return Consents) and broker non-votes have the same effect as negative votes.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that the stockholders sign and return Consents FOR the approval of this Proposal to approve the issuance in the Series B Closing of up to 792,306 shares of Series B Preferred, up to

11

an additional 396,155 Warrants and up to an additional 39,616 Placement Agent Warrants; to ratify and approve the issuance of 864,229 shares of Series A Preferred, 432,115 Warrants and 43,212 Placement Agent Warrants in the Series A Closing (subject to the later reduction of the 432,115 Warrants’ exercise price); to ratify and approve the participation of Mr. Zavoli, Mr. Hale and Mr. Packer’s trust in the Private Placement; and to amend the Series A Preferred Certificate of Designations so the Series B Closing would not result in an antidilution adjustment for earlier-issued Series A Preferred, except for a special matching reduction of the Series A Preferred’s conversion price if a Special Re-Set causes a reduction of the Series B Preferred’s conversion price. The amendment would also make other minor amendments of other Series A Preferred Certificate of Designations provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2005, for:

•	each person who served as our chief executive officer in 2004;

•	each of our other most highly-compensated executive officers as of December 31, 2004 whose salary and bonus for 2004 was over $100,000;

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants or convertible notes held by such persons that are exercisable or convertible within 60 days after April 1, 2005.

The following table, and the percentages, include securities which were issued in the Series A Closing but do not include securities which would be issued in the Series B Closing.

Unless otherwise indicated, the address for the following stockholders is c/o Path 1 Network Technologies Inc., 6215 Ferris Square, Suite 140, San Diego, California 92121.

Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Frederick A. Cary (1)	160,300	2.3%
John R. Zavoli (2)	169,615	2.4%
David A. Carnevale (3)	50,000	*
David W. Houillion (4)	45,833	*
Lester S. Briney (5)	50,000	*
Hanrijito Sariowan (6)	33,768	*
Mark D. Buckner (7)	25,000	*
James A. Bixby (8)	25,166	*
Robert B. Clasen (9)	39,008	*
Robert L. Packer (10)	49,538	*
Paulson Investment Company Inc. (11)	1,104,356	14.7%
Robert R. Bears, Jr. (12)	654,462	9.4%
Steven R. Simpson (13)	642,457	9.2%
Robert R. Bears, Sr. (14)	628,607	9.1%
Gryphon Master Fund, L.P. (15)	461,538	6.3%
All directors and executive officers as a group (13 persons) (16)	747,843	10.4%

*	Indicates beneficial ownership of less than one percent of the total outstanding common stock.

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1.	Includes 155,000 shares of unvested restricted stock.

2.	Includes 65,000 shares of unvested restricted stock and options to purchase up to 100,000 shares of common stock. Also includes 4,615 shares underlying securities purchased in the Series A Closing.

3.	Includes 50,000 shares of unvested restricted stock.

4.	Includes 20,000 shares of unvested restricted stock and options to purchase up to 25,833 shares of common stock.

5.	Includes 50,000 shares of unvested restricted stock.

6.	Includes options to purchase up to 33,768 shares of common stock.

7.	Includes options to purchase up to 25,000 shares of common stock.

8.	Includes options to purchase up to 25,000 shares of common stock.

9.	Includes options to purchase up to 39,008 shares of common stock.

10.	Includes options to purchase up to 25,000 shares of common stock. Also includes 11,538 shares underlying securities purchased in the Series A Closing.

11.	Includes warrants to purchase 691,810 shares of common stock. The address for Paulson Investment Company is 811 S.W. Naito Parkway, Suite 200, Portland, OR 97204.

12.	Includes 138,462 shares underlying securities purchased in the Series A Closing. Includes 365,200 shares beneficially owned by both Robert R. Bears, Sr. and Robert R. Bears, Jr. due to their respective relationships to certain trusts. Otherwise, Mr. Bears, Jr. and Mr. Bears, Sr. disclaim beneficial ownership of shares which are beneficially owned by the other. The address for Robert R. Bears, Jr. is 11805 SR 54, Odessa, FL 33556.

13.	Includes 92,307 shares underlying securities purchased in the Series A Closing. The address for Steven R. Simpson is 2449 Old Collier Road, Land O Lakes, FL 34639.

14.	Includes 92,307 shares underlying securities purchased in the Series A Closing. Includes 365,200 shares beneficially owned by both Robert R. Bears, Sr. and Robert R. Bears, Jr., due to their respective relationships to certain trusts. Otherwise, Mr. Bears, Sr. and Mr. Bears, Jr. disclaim beneficial ownership of shares which are beneficially owned by the other. The address for Robert R. Bears, Sr. is 11805 SR 54, Odessa, FL 33556.

15.	Includes 461,538 shares underlying securities purchased in the Series A Closing. In addition, GSSF Master Fund LP beneficially owns 230,769 shares of common stock. The address for Gryphon Master Fund, L.P. is 100 Crescent Court, Suite 490, Dallas, TX 75201.

16.	See notes 1-10. Also includes: options held by Jeffrey C. Hale, our Vice President of Sales, to purchase 50,000 shares of common stock and 4,615 shares underlying securities purchased in the Series A Closing by Mr. Hale; and options held by Daniel S. McCrary, our Vice President of Marketing, to purchase 25,000 shares of common stock and 20,000 shares of restricted stock awarded to Mr. McCrary upon his hiring.

In addition, the following anticipated Series B Closing investors would beneficially own, immediately after and as a result of the Series B Closing, the following additional number of underlying shares of Common Stock (or more, if there is a Special Re-Set):

Castle Creek Technology Partners LLC	738,461
Robert R. Bears, Sr.	150,000
Robert R. Bears, Jr.	138,461
Steven R. Simpson	69,231

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DISSENTERS’ RIGHTS OF APPRAISAL

Delaware law does not provide for appraisal rights with respect to the Proposal being acted upon.

STOCKHOLDER PROPOSALS FOR ANNUAL PROXY STATEMENT

The deadline for stockholders to submit proposals to be considered for inclusion in our Proxy Statement for this year’s Annual Meeting of Stockholders has passed. The deadline for stockholders to submit any proposals to be considered for inclusion in the Proxy Statement for next year’s Annual Meeting of Stockholders is February 28, 2006.

Dated: May 12, 2005	By Order of the Board of Directors

John R. Zavoli President and Chief Executive Officer

Exhibit A:	Amended and Restated Series A Preferred Certificate of Designations, as proposed, with redlining showing proposed amendment.

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AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF

PREFERRED STOCK

OF

PATH 1 NETWORK TECHNOLOGIES INC.

To Be Designated

7% Convertible Preferred Stock

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that ~~the~~:

FIRST: The following resolution was duly adopted by the Board of Directors of Path 1 Network Technologies Inc., a Delaware corporation (the “Corporation”), ~~at a meeting duly convened and held, at which a quorum was present and acting throughout~~by unanimous written consent without a meeting, to constitute an amendment and restatement of the resolution to create (and which was set forth in a Certificate of Designations creating) a series of preferred stock designated as 7% Convertible Preferred Stock:

“RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation, the issuance of a series of preferred stock, par value $0.001 per share, of the Corporation which shall consist of 865,000 shares of preferred stock be, and the same hereby is, authorized; and the Chief Executive Officer and Secretary of the Corporation be, and they hereby are, authorized and directed to execute and file with the Secretary of State of the State of Delaware a Certificate of Designations of Preferred Stock of the Corporation fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Corporation’s preferred stock), as follows:

1. Number of Shares; Designation. A total of 865,000 shares of preferred stock, par value $0.001 per share, of the Corporation are hereby designated as 7% Convertible Preferred Stock (the “Series”).

2. Rank. The Series shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

(i)	senior and prior to the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking junior to the shares of the Series. Any shares of the Corporation’s capital stock which are junior to the shares of the Series with respect to the payment of dividends are hereinafter referred to as “Junior Dividend Shares” and any shares which are junior to the shares of the Series with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Junior Liquidation Shares”.

(ii)

Pari passu with any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking equal to the shares of the Series or which do not state they are Junior Dividend Shares or Senior Dividend Shares (as defined below). Any shares of the Corporation’s capital stock which are equal to the shares of the Series with respect to the payment of dividends are hereinafter referred to as “Parity

Dividend Shares” and any shares which are equal to the shares of the Series with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Parity Liquidation Shares”.

(iii)	Junior to any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking senior to the shares of the Series. Any shares of the Corporation’s capital stock which are senior to the shares of the Series with respect to the payment of dividends are hereinafter referred to as “Senior Dividend Shares” and any shares which are senior to the shares of the Series with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Senior Liquidation Shares”.

The Corporation may not issue additional shares of preferred stock which are not (a) Junior Stock (as defined in paragraph 3(c) below) or (b) both Parity Liquidation Shares and Parity Dividend Shares without the consent of the holders of a majority of the outstanding shares of the Series.

3. Dividends. (a) The dividend rate on shares of the Series shall be $0.2275 per share per annum. Dividends on shares of the Series shall be fully cumulative, accruing, without interest, from the date of original issuance of the Series through the date of redemption or conversion thereof, and shall be payable in arrears on July 27 and January 27 of each year, commencing July 27, 2005, except that if such date is not a business day then the dividend shall be payable on the first immediately succeeding business day (as used herein, the term “business day” shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in San Diego, California) (each such period being hereinafter referred to as a “Dividend Period” and each such date being hereinafter referred to as a “Dividend Payment Date”). Dividends on the shares of the Series shall be paid in cash; provided, however, if the Stock Payment Conditions are met on the applicable Dividend Payment Date and on each of the ten consecutive trading days immediately preceding such date (the applicable “Stock Payment Period”), the Corporation may pay such dividends, at the Corporation’s option ~~and in its sole discretion~~, (i) in fully paid and nonassessable shares of Common Stock (such dividends paid in such form being herein called “PIK Dividends”) or (ii) in cash. PIK Dividends shall be paid by delivering to each record holder of shares of the Series a number of shares of Common Stock (“PIK Dividend Shares”) determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to shares of the Series owned by such record holder on the record date for the applicable Dividend Period (rounded to the nearest whole cent) by (y) the applicable PIK Dividend Price. In order to deliver PIK Dividend Shares in lieu of cash on a Dividend Payment Date, the Corporation must deliver, on or before the fifteenth (15th) calendar day immediately prior to such date, written notice to each holder of shares of the Series stating that the Corporation wishes to do so (a “Common Stock Dividend Notice”); in the event that the Corporation does not deliver a Common Stock Dividend Notice on or before such fifteenth (15th) day, the Corporation will be deemed to have elected to pay the related dividend in cash. Each holder shall promptly thereafter deliver to the Corporation instructions designating whether such holder wishes to receive delivery of its PIK Dividend Shares in physical certificates (and, if so, at what address) or through DTC, as long as no legend is required by the terms of the Purchase Agreement to be imprinted on such PIK Dividend Shares (and, if so, the account number to be credited). If the Corporation wishes to deliver PIK Dividend Shares in lieu of cash with respect to accrued dividends, it must do so with respect to all (but not less than all) of such dividends. A Common Stock Dividend Notice, once delivered by the Corporation, shall be irrevocable unless the Corporation ceases to satisfy all of the Stock Payment Conditions at any time after delivering such Common Stock Dividend Notice, in which case such notice shall be deemed revoked and the dividend to which such notice relates shall be payable in cash on the Dividend Payment Date. The Corporation shall not issue fractional shares of Common Stock to which holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall round the number of shares to be issued up to the next whole number. Each dividend shall be paid to the holders of record of shares of the Series as they appear on the stock register of the Corporation on the record date, not less than 10 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends payable for each Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and rounded to the nearest cent. Dividends on account of arrearages for any past Dividend Period may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. Dividends shall accrue regardless of whether the Corporation has earnings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. Holders of shares of the Series called for redemption between the close of business on a dividend payment record date and the close of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment on the date fixed for redemption together with all other accrued and unpaid dividends to the date fixed for redemption. The holders of shares of the Series shall not be entitled to any dividends other than the dividends provided for in this paragraph 3.

(b) No dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Dividend Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set aside for payment for all accrued dividends with respect to the Series through the most recent Dividend Period ending on or prior to the date of payment. Unless dividends accrued and payable but unpaid on shares of the Series and any Parity Dividend Shares at the time outstanding have been paid in full, all dividends declared by the Corporation upon shares of the Series or Parity Dividend Shares shall be declared pro rata with respect to all such shares, so that the amounts of any dividends declared on shares of the Series and the Parity Dividend Shares shall in all cases bear to each other the same ratio that, at the time of the declaration, all accrued but unpaid dividends on shares of the Series and the other Parity Dividend Shares, respectively, bear to each other.

(c) If at any time the Corporation has failed to (x) pay or set apart for payment all accrued dividends on any shares of the Series through the then most recent Dividend Period and (y) set apart for payment an amount in cash equal to the scheduled dividend payments for each of the next two Dividend Periods, the Corporation shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to:

(i)	declare or pay or set aside for payment any dividend or other distribution on or with respect to the Junior Dividend Shares, whether in cash, securities, obligations or otherwise (other than dividends or distributions paid in shares of capital stock of the Corporation ranking junior to shares of the Series both as to the payment of dividends and as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation (“Junior Stock”), or options, warrants or rights to subscribe for or purchase shares of Junior Stock); or

(ii)	redeem, purchase or otherwise acquire, or pay into, set apart money or make available for a sinking or other analogous fund for the redemption, purchase or other acquisition of, any shares of the Series (unless all of the shares of the Series are concurrently redeemed), Parity Dividend Shares, Parity Liquidation Shares or shares of Junior Stock for any consideration (except by conversion into or exchange for Junior Stock); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest at a rate not to exceed nine percent (9%) per annum, or, if lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment; and provided further, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve month period, unless, in each such case, all dividends accrued on shares of the Series through the most recent Dividend Period and on any Parity Dividend Shares have been or contemporaneously are declared and paid in full.

(d) Any reference to “distribution” contained in this paragraph 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

4. Liquidation. (a) The liquidation value per share of shares of the Series, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be an amount equal to $3.25 (the “Purchase Price”), plus an amount equal to the cash value of dividends accrued and unpaid thereon, whether or not declared, to the payment date.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of the Series (i) shall not be entitled to receive the liquidation value of the shares held by them until the liquidation value of all Senior Liquidation Shares shall have been paid in full, and (ii) shall be entitled to receive the liquidation value of such shares held by them in preference to and in priority over any distributions upon the Junior Liquidation Shares. Upon payment in full of the liquidation value to which the holders of shares of the Series are entitled, the holders of shares of the Series will not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation value payable to the holders of shares of the Series and the liquidation value payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts that would be payable on the distribution if the amounts to which the holders of shares of the Series and the holders of Parity Liquidation Shares are entitled were paid in full.

(c) For purposes of this paragraph 4, ~~(i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding capital stock of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary (other than a mere reincorporation transaction), or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding-up of the Corporation and shall entitle the holders of the Series to receive at the closing in cash, securities or other property (valued as provided in paragraph 4(e) below) amounts as specified in paragraph 4(a) and (b) above.~~ a Change of Control shall be treated as a Liquidation Event and shall entitle each holder of shares of the Series to receive, upon the consummation of such Change of Control, and at such holder’s option, cash in an amount equal to the liquidation value of such holder’s shares of the Series.

(d) Written notice of any liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of shares of the Series at their respective addresses as the same shall appear on the books of the transfer agent with respect to the Series.

(e) Whenever the distribution provided for in this paragraph 4 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

5. Optional Redemption. (a) Shares of the Series will be redeemable at the option of the Corporation, in whole or in part, from and after the time that the closing price of the Common Stock for a period of any 10 consecutive trading days (an “Optional Redemption Period”) equals or exceeds 200% of the Current Market Price as of the First Closing Date (as defined in the Purchase Agreement); provided, however, that ~~prior to the last~~ each Optional Redemption Condition must be satisfied during the Optional Redemption Period and at all times thereafter through the date ~~(the “Final Registration Date”) on which a registration statement is required to remain effective and available for use pursuant to the Registration Rights Agreement, such registration statement~~

~~is effective and available for use at all times during the period beginning on the date of the redemption notice and ending on the earlier of the redemption date or the Final Registration Date.~~ on which such shares are redeemed (the “Optional Redemption Date”). The redemption price will be payable in cash and equal to the Purchase Price, together with an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the redemption date. The aggregate payment to each holder of shares of the Series to be redeemed will be rounded to the nearest cent. Notwithstanding the foregoing, if the date fixed for redemption occurs after a record date for a dividend and prior to the corresponding payment date, such dividend shall be paid on the payment date and the amount payable with respect to each share of the Series redeemed shall not include the amount of the dividend to be so paid.

(b) Not less than 30 nor more than 60 days prior to the date fixed for any redemption of shares of the Series pursuant to this paragraph 5, a notice of redemption shall be mailed by first class mail, postage prepaid, to each holder of shares of the Series to be redeemed at such holder’s last address as it appears on the books of the transfer agent for the Series. Such notice shall state (i) that the Corporation has elected to redeem all or a portion of the shares of the Series, as specified in such notice, (ii) the redemption price, (iii) the redemption date, (iv) that, unless the Corporation defaults in the payment of the redemption price, all shares of the Series called for redemption shall cease to accrue dividends after the redemption date and shall cease to be outstanding after such date, and (v) any other information required by applicable law to be included therein and any other procedures that a holder of shares of the Series must follow to receive payment for its redeemed shares. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to any other holder. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date, each holder of shares of the Series to be redeemed shall present and surrender such holder’s certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the redemption price of the shares shall be promptly paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued to the holder representing the unredeemed shares of the Series.

(c) If a notice of redemption has been given pursuant to this paragraph 5 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of the Series so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of the Series to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the Corporation for the payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(d) If a notice of redemption has been given pursuant to this paragraph 5, and any holder of shares of the Series shall, prior to the close of business on the date fixed for redemption, give written notice to the Corporation pursuant to paragraph 7 below of the conversion of any or all of the shares to be redeemed held by the holder, then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in paragraph 7 below, whereupon any funds deposited by the Corporation, or on its behalf, with a payment agent or segregated and held in trust by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in paragraph 7 below) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall be discharged from the trust.

(e) In every case of redemption of less than all of the outstanding shares of the Series pursuant to this paragraph 5, the shares to be redeemed shall be selected pro rata ~~or by lot or in such other manner as the Board of Directors may determine, as may be prescribed by resolution of the Board of Directors of the Corporation,~~on the basis of the number of shares of the Series owned by each holder thereof as of the date on which the Optional Redemption Notice is delivered to the holders; provided that only whole shares shall be selected for redemption. Notwithstanding the foregoing, the Corporation shall not redeem any of the shares of the Series at any time outstanding until all dividends accrued and in arrears upon all shares of the Series then outstanding shall have been paid for all past dividend periods.

6. Mandatory Redemption. The Corporation shall redeem, from any source of funds legally available therefor, all outstanding shares of the Series on the fourth anniversary of the date on which shares of the Series were first issued by the Corporation (the “Series Redemption Date”). The Corporation shall effect such redemption on the Series Redemption Date by paying in cash in exchange for the shares of the Series to be redeemed a sum equal to the Purchase Price of the Series (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares.

7. Conversion.

(a) Holders of shares of the Series will have the right, exercisable at any time after (x) the issuance by the Corporation of shares of the Series, and (y) prior to redemption of such shares (as described in paragraphs 5 and 6), to convert, in whole or in part, shares of the Series into shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at the conversion price in an amount equal to $3.25, subject to adjustment as described below (the “Conversion Price”). The number of shares of Common Stock into which each share of the Series shall be convertible shall be determined by dividing the Purchase Price, subject to proportional adjustment to reflect any split or consolidation of the Series or any dividend payable on shares of the Series in additional shares of the Series (the “Conversion Amount”), by the Conversion Price then in effect. In the case of shares of the Series called for redemption, conversion rights will expire at the close of business on the business day next preceding the redemption date. Upon conversion of shares of the Series, the Corporation will pay to the holder of the converted shares an amount equal to the dividends accrued but unpaid thereon through the date the notice of conversion is delivered to the Corporation. Such payment shall be made in cash. Notwithstanding the foregoing, holders of record of shares of the Series on a record date fixed for the payment of a dividend on such shares shall be entitled to receive the dividend notwithstanding the conversion of the shares prior to the dividend payment date. A share of the Series may not be converted in part.

(b) In order to exercise the conversion right, the holder of each share of the Series to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Corporation in San Diego (or such other address as the Corporation may designate) and shall give written notice to the Corporation in the form set forth on the reverse of the stock certificates for the shares of the Series that such holder elects to convert the shares represented by such certificate or a portion thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for the shares of Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by funds in an amount sufficient to pay any transfer or similar tax required by the provisions of paragraph 7(e) below. Each share surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such share of the Series is registered, be duly endorsed by, or be accompanied by instruments of transfer (in each case, in form reasonably satisfactory to the Corporation), duly executed by the holder or such holder’s duly authorized attorney-in-fact, with such signature guaranteed by a member of the STAMP medallion program.

(c) As promptly as practicable after the surrender of certificates for shares of the Series for conversion and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and shall deliver to such holder, or on such holder’s written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares of the Series in accordance with the provisions of this paragraph 7, and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in paragraph 7(d) below. Each conversion with respect to any shares of the Series shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of the Series shall have been surrendered (accompanied by the funds, if any, required by paragraph 7(e) below) and such notice and assignment, if any, shall have been received by the Corporation as aforesaid, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes to be the record holder or holders of such Common Stock upon that date.

(d) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series. If more than one share of the Series shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series so surrendered. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of the Series, the Corporation shall pay a cash adjustment in respect to such fraction in an amount equal to the same fraction of the Current Market Price of the Common Stock at the close of business on the day of conversion.

(e) If a holder converts shares of the Series, the Corporation shall pay any and all documentary, stamp or similar issue or transfer tax payable in respect of the issue or delivery of the shares of the Series (or any other securities issued on account thereof pursuant hereto) or Common Stock upon the conversion; provided, however, the Corporation shall not be required to pay any such tax that may be payable because any such shares are issued in a name other than the name of the holder.

(f) The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury sufficient shares of Common Stock to permit the conversion of all of the outstanding shares of the Series. The Corporation shall from time to time, in accordance with the General Corporation Law of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of the Series at the time outstanding. If any shares of Common Stock required to be reserved for issuance upon conversion of shares of the Series hereunder require registration with or approval of any governmental authority under any federal or state law before the shares may be issued upon conversion, the Corporation shall in good faith and as expeditiously as possible endeavor to cause the shares to be so registered or approved. All shares of Common Stock delivered upon conversion of the shares of the Series will, upon delivery, be duly authorized and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue thereof.

(g) The Conversion Price shall be subject to adjustment from time to time as follows:

(i)

In the event that the Corporation shall (A) pay a dividend or make a distribution, in shares of Common Stock, on any class of Capital Stock of the Corporation or any subsidiary which is not directly or indirectly wholly owned by the Corporation, (B) split or subdivide its outstanding Common Stock into a greater number of shares, or (C) combine its outstanding Common Stock into a smaller number of shares, then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of each share of the Series thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such share of the Series been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph 7(g)(i) shall become effective immediately after the close of business on the record date in the case of a dividend or distribution (except as provided in paragraph 7(k) below) and shall become effective immediately after the close of business on the effective date in the case of such subdivision, split or combination, as the case may be. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and (iii) below.

(ii)	In the event that the Corporation shall commit to issue or distribute Common Stock or issue rights, warrants, options or convertible or exchangeable securities entitling the holder thereof to subscribe for or purchase, convert into or exchange for Common Stock, in any such case at a price per share less than the Current Market Price per share on the earliest of (i) the date the Corporation shall enter into a firm contract for such issuance or distribution, (ii) the record date for the determination of stockholders entitled to receive any such rights, warrants, options or convertible or exchangeable securities, if applicable, or (iii) the date of actual issuance or distribution of any such Common Stock or rights, warrants, options or convertible or exchangeable securities (provided that the issuance of Common Stock upon the exercise of rights, warrants, options or convertible or exchangeable securities will not cause an adjustment in the Conversion Price if no such adjustment would have been required at the time such right, warrant, option or convertible or exchangeable security was issued), then the Conversion Price in effect immediately prior to such earliest date shall be adjusted so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such earliest date by the fraction:

(x)	whose numerator shall be the number of shares of Common Stock outstanding on such date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price (such amount, with respect to any such rights, warrants, options or convertible or exchangeable securities, determined by multiplying the total number of shares subject thereto by the exercise price of such rights, warrants, options or convertible or exchangeable securities and dividing the product so obtained by the Current Market Price), and

(y)	whose denominator shall be the number of shares of Common Stock outstanding on such date plus the number of additional shares of Common Stock to be issued or distributed or receivable upon exercise of any such right, warrant, option or convertible or exchangeable security.

Such adjustment shall be made successively whenever any such Common Stock, rights, warrants, options or convertible or exchangeable securities are issued or distributed. In determining whether any rights, warrants or options entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of shares of Common Stock so issued or distributed, there shall be taken into account any consideration received by the Corporation for such Common Stock, rights, warrants, options, or convertible or exchangeable securities, the value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive and described in a certificate filed with the records of corporate proceedings of the Corporation. If any right, warrant, option or convertible or exchangeable security to purchase or acquire Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this subsection (g) shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed to the Conversion Price which would have been in effect had the adjustment of the Conversion Price made upon the issuance of such right, warrant, option or convertible or exchangeable security been made on the basis of offering for subscription, purchase or issuance, as the case may be, only of that number of shares of Common Stock actually purchased or issued upon the actual exercise of such right, warrant, option or convertible or exchangeable securities.

(iii)	No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this paragraph 7(g)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 7(g) shall be made to the nearest cent or nearest 1/100th of a share.

(iv)	Notwithstanding anything to the contrary set forth in this paragraph 7(g), no adjustment shall be made to the Conversion Price upon any issuance that is not included within the definition of “New Securities” under Section 3.7 of the Purchase Agreement~~.~~ , as it may be amended from time to time pursuant to its terms. Moreover (and, in some cases, merely for the avoidance of doubt), notwithstanding anything to the contrary set forth in this paragraph 7(g), no adjustment shall be made to the Conversion Price upon the following, and any such adjustment previously made to the Conversion Price as a result of the following is hereby reversed and undone:

A. the issuance of 7% Convertible Preferred Stock and associated common stock warrants on February 18, 2005;

B. the issuance of Series B 7% Convertible Preferred Stock and associated common stock warrants as contemplated by a Securities Purchase Agreement dated April 26, 2005, as it may from time to time be amended in non-material regards;

C. the issuance of common stock warrants to the Corporation’s placement agent (or its designees) in respect of the issuance of 7% Convertible Preferred Stock, Series B 7% Convertible Preferred Stock, and associated warrants;

D. any special re-set of the conversion price of the Series B 7% Convertible Preferred Stock pursuant to paragraph 7(j) of its certificate of designations, or any corresponding re-set of the Conversion Price of shares of the Series;

E. any future conversion or exercise of any of the foregoing securities; or

F. the reduction of the exercise price of the warrants issued to purchasers of 7% Convertible Preferred Stock, from $4.20 to $3.25, in connection with the issuance of Series B 7% Convertible Preferred Stock.

(v)	The Corporation from time to time may reduce the Conversion Price by any amount for any period of time in the discretion of the Board of Directors. A voluntary reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of this paragraph 7(g).

(vi)	In the event that, at any time as a result of an adjustment made pursuant to paragraph 7(g)(i) through 7(g)(iii) above, the holder of any share of the Series thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of the Series shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs 7(g)(i) through 7(g)(v) above, and the other provisions of this paragraph 7(g)(vi) with respect to the Common Stock shall apply on like terms to any such other shares.

(h) In case of any reclassification of the Common Stock (other than in a transaction to which paragraph 7(g)(i) applies), any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of the Series then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of the Series might have been converted immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange assuming that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction, subject to adjustment as provided in paragraph 7(g) above following the date of consummation of such transaction. As a condition to any such transaction, the Corporation or the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. The certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 7. The provisions of this paragraph 7(h) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(i)	If:

(i)	the Corporation shall take any action which would require an adjustment in the Conversion Price pursuant to Section 7(g); or

(ii)	the Corporation shall authorize the granting to the holders of its Common Stock generally of rights, warrants or options to subscribe for or purchase any shares of any class or any other rights, warrants or options; or

(iii)	there shall be any reclassification or change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock or a change in par value) or any consolidation, merger or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

(iv)	there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, the Corporation shall cause to be filed with the transfer agent for the Series and shall cause to be mailed to the holders of shares of the Series at their addresses as shown on the books of the transfer agent for the Series, as promptly as possible, but at least 20 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, warrants or options are to be determined, or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this paragraph 7(i).

(j) If an adjustment occurs to the conversion price of the Corporation’s Series B 7% Convertible Preferred Stock under paragraph 7(j) of its certificate of designations, a similar adjustment will be made to the Conversion Price of the shares of the Series; for avoidance of doubt, and notwithstanding anything herein to the contrary, the Conversion Price shall not be further adjusted (except as expressly provided in this paragraph 7(j)) by virtue of any such paragraph 7(j)-related adjustment of the conversion price of the Corporation’s Series B 7% Convertible Preferred Stock or of the Conversion Price of shares of the Series.

(k) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Series a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The Corporation shall promptly cause a notice of the adjusted Conversion Price to be mailed to each registered holder of shares of the Series.

(~~k~~l) In any case in which paragraph 7(g) provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for such adjustment pursuant to paragraph 7(g) occurs after such record date but before the occurrence of such event, the Corporation may defer until the actual occurrence of such event (i) issuing to the holder of any shares of the Series converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment, and (ii) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph 7(d).

(~~l~~m) In case the Corporation shall take any action affecting the Common Stock, other than actions described in this paragraph 7, which in the opinion of the Board of Directors would materially adversely affect the conversion right of the holders of the shares of the Series, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances; provided, however, that in no event shall the Board of Directors be required to take any such action.

(~~m~~n) The Corporation shall list the shares of Common Stock required to be delivered upon conversion of shares of the Series, prior to delivery, upon each national securities exchange, the American Stock Exchange or any similar system of automated dissemination of securities prices, if any, upon which the Common Stock is listed at the time of delivery.

(~~n~~o) The Corporation shall not effect any conversion of the Series, and no person who is a holder of shares of the Series shall have the right to convert its shares into Common Stock, to the extent that after giving effect to such conversion, such person (together with such person’s Affiliates) would beneficially own in excess of 9.99% of the shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its Affiliates shall include, without limitation, the number of shares of Common Stock issuable upon conversion of the shares of the Series with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of the Series beneficially owned by such person and its Affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such person and its Affiliates (including, without limitation, any debentures, convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this paragraph 7(~~n~~o), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent Form 10-Q, Form 10-K or other public filing with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation, or (C) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder of the Series, the Corporation shall within two business days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation by such holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. In effecting the conversion of shares of the Series, the Corporation shall be entitled to rely on a representation by the holder of such shares of the Series as to the number of shares that it beneficially owns for purposes of the above 9.99% limitation calculation.

8. Status of Shares. All shares of the Series that are at any time redeemed or converted pursuant to paragraph 5, 6 or 7 above, and all shares of the Series that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall have the status of authorized but unissued shares of preferred stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series.

9. Voting Rights. Each holder of shares of the Series shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of the Series could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of the Series held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

10. Restrictions and Limitations. So long as any shares of the Series remain outstanding, the Corporation, shall not, without the vote or written consent by the holders of at least ~~51%~~a majority of ~~the~~ then outstanding shares of the Series, voting together as a single class:

(i)	Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of ~~preferred stock otherwise than by~~the Series, Parity Dividend Shares, Parity Liquidation Shares or shares of Junior Stock, except for (a) a transaction in which all outstanding shares of preferred stock are concurrently redeemed, purchased or otherwise acquired, (b) conversion into or exchange for Junior Stock, or (c) redemption in accordance with paragraph 5 or 6 hereof ~~or by conversion in accordance with paragraph 7 hereof~~;

(ii)	Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking or other analogous fund for such purpose)~~, any of the Common~~ any shares of Junior Stock except by conversion into or exchange for other Junior Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest at a rate not to exceed nine percent (9%) per annum, or, if lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment; and provided further, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve month period; ~~or~~

(iii)	Authorize or issue, or obligate itself to issue, any debt security, or otherwise incur indebtedness for borrowed money (other than ~~(A~~a) to a strategic investor ~~in connection with a strategic commercial agreement or transaction as determined by the Independent Directors, (B~~, (b) pursuant to a commercial borrowing, secured lending or lease financing transaction approved by the Independent Directors, or (c) pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization~~)~~ (collectively, “Permitted Debt”));

(iv)	alter, modify or amend the terms of the Series in any way;

(v)	create any new series or class of capital stock having a preference over the Series as to payment of dividends, redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

(vi)	increase the authorized number of shares of the Series;

(vii)	re-issue any shares of the Series which have been converted or redeemed in accordance with the terms hereof;

(viii)	issue any securities of the Corporation ranking senior to shares of the Series either as to the payment of dividends or as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation; provided, that the Corporation may issue Permitted Debt;

(ix)	issue any shares of the Series except pursuant to the terms of the Purchase Agreement;

(x)	enter into any definitive agreement or commitment (which would be consummated before the Series Redemption Date) with respect to any of the foregoing; or

(xi)	cause or permit any subsidiary to engage in or enter into any definitive agreement or commitment (which would be consummated before the Series Redemption Date) with respect to any of the foregoing.

In the event that the holders of at least a majority of the outstanding shares of the Series agree to allow the Corporation to alter or change the rights, preferences or privileges of the Series pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the shares of the Series then outstanding.

11. Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the term “controlling” and “controlled” having meanings correlative to the foregoing.

~~“Associate” of a person means (A) any corporation or organization, other than the Corporation or any subsidiary of the Corporation, of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of its equity securities; (B) any trust or estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of the person or any of its parents or subsidiaries.~~ “Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Corporation; (e) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (f) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Securities Exchange Act and the regulations of the Securities and Exchange Commission issued thereunder).

“Current Market Price” means, when used with respect to any security as of any date, the volume weighted average price of such security as reported on the American Stock Exchange for the ten (10) consecutive trading days immediately preceding (but not including) such date, or, in case such security is listed on a national securities exchange other than American Stock Exchange, the volume weighted average price of such security on the ten (10) consecutive trading days immediately preceding (but not including) such date as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on the American Stock Exchange or any national securities exchange, the volume weighted average price of such security on the ten (10) consecutive trading days immediately preceding (but not including) such date in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations

System or such other system then in use or, if such security is not quoted by any such organization, the volume weighted average price of such security as of the ten (10) consecutive trading days immediately preceding (but not including) such date furnished by a New York Stock Exchange member firm selected by the Corporation, or if such security is not quoted by any such organization and no such New York Stock Exchange member firm is able to provide such prices, such price as is determined by the Independent Directors in good faith.

“Fundamental Change” means any of the following events or circumstances: (i) any representation or warranty of the Corporation set forth in the Purchase Agreement fails to be true and correct in all material respects as of the date when made; (ii) the Corporation fails at any time to comply with or perform in all material respects all of the agreements, obligations and conditions set forth in the Purchase Agreement or this Certificate that are required to be complied with or performed by the Corporation; (iii) a Change of Control occurs; or (iv) a Liquidation Event occurs or is publicly announced by or with respect to the Corporation.

“Independent Directors” means directors that (i) are not 5% or greater stockholders of the Corporation or the designee of any such stockholder; (ii) are not officers or employees of the Corporation, any of its subsidiaries or of a stockholder referred to above in clause (i); (iii) are not Related Persons; and (iv) do not have relationships that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment in carrying out the responsibilities of the directors.

“Optional Redemption Condition” means each of the following events:

(i)	provided the Corporation is required by the Registration Rights Agreement to maintain the effectiveness of a Registration Statement (as defined in the Registration Rights Agreement) for the duration of the Optional Redemption Period and at all times thereafter through the Optional Redemption Date, such Registration Statement shall have been declared effective and shall continue to be effective and available to each holder of shares of the Series for the duration of the Optional Redemption Period and at all times thereafter through the Optional Redemption Date, and shall cover the number of shares of Common Stock required by the Registration Rights Agreement;

(ii)	(x) the Common Stock shall be listed on the American Stock Exchange, the New York Stock Exchange, or the Nasdaq National Market and trading in the Common Stock on such market or exchange shall not then be suspended, (y) the Corporation shall be in compliance, in all material respects, with each of the quantitative and qualitative listing standards and requirements (without regards to any specified grace periods) of such market, and (z) the Corporation shall not have received any notice (which has not subsequently been resolved before the applicable Optional Redemption Period) from such market that the Corporation may not be in such compliance; and

(iii)	a Fundamental Change, or an event that with the giving of notice or lapse of time (or both), would constitute a Fundamental Change, shall not have occurred and be continuing.

“PIK Dividend Price” means 0.85 multiplied by the Current Market Price as of the applicable dividend payment date.

“Purchase Agreement” means that certain Securities Purchase Agreement dated as of January 26, 2005, by and among the Corporation and the Purchasers named therein.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of January 26, 2005, by and among the Corporation and the Purchasers named therein.

“Related Person” means an individual related to an officer, director or employee of the Corporation or any of its Affiliates which relation is by blood, marriage or adoption and not more remote than first cousin.

“Stock Payment Condition” means each of the following events:

(i)	the payment to be made in Common Stock shall not cause the number of shares of Common Stock beneficially owned by any holder of shares of the Series, together with its affiliates, to exceed 9.99% of the total number of shares of Common Stock then outstanding;

(ii)	provided the Corporation is required by the Registration Rights Agreement to maintain the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) for the duration of the applicable Stock Payment Period, the Registration Statement shall have been declared effective and shall continue to be effective and available to each holder of shares of the Series for the duration of the applicable Stock Payment Period, and shall cover the number of shares of Common Stock required by the Registration Rights Agreement;

(iii)	(x) the Common Stock shall be listed on the American Stock Exchange, the New York Stock Exchange, or the Nasdaq National Market and trading in the Common Stock on such market or exchange shall not then be suspended, (y) the Corporation shall be in compliance, in all material respects, with each of the quantitative and qualitative listing standards and requirements (without regards to any specified grace periods) of such market, and (z) the Corporation shall not have received any notice (which has not subsequently been resolved before the applicable Stock Payment Period) from such market that the Corporation may not be in such compliance; and

(iv)	a Fundamental Change, or an event that with the giving of notice or lapse of time (or both) would constitute a Fundamental Change, shall not have occurred and be continuing.

SECOND: that such amended and restated determination of the designation, preferences and the relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the 7% Convertible Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the certificate of incorporation, and in accordance with all the provisions of Sections 151 and 242 of the Delaware General Corporation Law.

THIRD: that this Amended and Restated Certificate of Designations and the amendment and restatement to be effected by the amended and restated resolution set forth herein were duly approved and adopted in accordance with all the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned President and Chief Executive Officer and attested to by its Secretary this ~~26th~~             day of ~~January~~            , 2005.

John R. Zavoli
President, Chief Executive Officer & Secretary

PATH 1 NETWORK TECHNOLOGIES INC.

WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please return the consent form promptly to the Company, c/o Registrar & Transfer Company, 10 Commerce Drive, Cranford, NJ 07016. This consent form must be received no later than the deadline stated in the Proxy Statement in order for your vote to count.

The Board of Directors recommends a vote FOR the following Proposal described in the Proxy Statement:

Proposal to approve the issuance in a Private Placement (up to and including the Series B Closing) of 7% Convertible Preferred Stock, Series B 7% Convertible Preferred Stock and Warrants overlying common stock, together representing more than 20% of the Company’s currently outstanding common stock; to ratify and approve the participation of three Company directors and officers in the Private Placement; and to approve an amendment to the antidilution provisions and some other provisions of the Certificate of Designations of the 7% Convertible Preferred Stock.

Vote FOR Vote AGAINST ABSTAIN

` ` `

(Please sign and date below)

Dated: , 2005

Signature of Stockholder

Signature of Stockholder

If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.